EXHIBIT (e)(2)(ii)
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
DISTRIBUTION AND SERVICES AGREEMENT
CLASS S SHARES

SCHEDULE A

 PORTFOLIOS
International Equity Portfolio
Mid Cap Growth Portfolio
Mid Cap Intrinsic Value Portfolio
Real Estate Portfolio
Sustainable Equity Portfolio
U.S. Equity Index PutWrite Strategy Portfolio

DATED: May 1, 2019